Consent of Independent Registered Public Accounting Firm

Perma-Fix Environmental Services, Inc.
Atlanta, Georgia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 30, 2009, relating to the consolidated financial statements, the effectiveness of Perma-Fix Environmental Services, Inc. and subsidiaries’ internal control over financial reporting and schedules of Perma-Fix Environmental Services, Inc. and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Atlanta, Georgia
April 6, 2009